Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL FIRST QUARTER 2012 EARNINGS ANNOUNCEMENT
May 19, 2011
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 19, 2011 at 2:00 pm PDT (5:00 pm EDT) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

First Quarter Fiscal 2012 Overview

Our first quarter results reflect increased demand for Autodesk solutions around the world as all geographies and business segments posted year-over-year growth.  In addition to 11 percent revenue growth, we experienced solid year-over year growth in several other key areas including revenue from commercial new licenses, operating margin, and deferred revenue.  The combination of solid revenue growth and continued focus on cost controls resulted in a strong improvement in profitability.

●	Revenue was $528 million, an increase of 11 percent, compared to the first quarter last year and flat compared to the fourth quarter of fiscal 2011.
●	GAAP operating margin was 15 percent, compared to 11 percent in the first quarter last year and 14 percent in the fourth quarter of fiscal 2011.
●	Non-GAAP operating margin was 23 percent, compared to 20 percent in the first quarter last year and 20 percent in the fourth quarter of fiscal 2011.
●
On a GAAP basis, diluted earnings per share were $0.29, compared to diluted earnings per share of $0.16 in the first quarter last year and diluted earnings per share of $0.26 in the fourth quarter of fiscal 2011.

●
On a non-GAAP basis, diluted earnings per share were $0.40, compared to non-GAAP diluted earnings per share of $0.29 in the first quarter last year and non-GAAP diluted earnings per share of $0.35 in the fourth quarter of fiscal 2011.

●	Cash flow from operating activities was $128 million, compared to $139 million in the first quarter last year, and $176 million in the fourth quarter of fiscal 2011.

Revenue Analysis

(in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Total net revenue	$475	$473	$477	$528	$528
License and other revenue	$280	$281	$282	$330	$323
Maintenance revenue	$195	$192	$195	$198	$205

Total net revenue for the first quarter was $528 million as reported, an increase of 11 percent compared to $475 million in the first quarter last year.  Revenue in the first quarter last year included a one-time benefit of approximately $15 million related to a promotion.

Total net revenue for the first quarter was flat sequentially.  On a constant currency basis, revenue for the first quarter increased 11 percent compared to the first quarter last year, and was flat sequentially.

License and other revenue was $323 million, an increase of 15 percent compared to the first quarter last year, and a decrease of 2 percent sequentially.

Revenue from commercial new licenses increased 23 percent compared to the first quarter last year, and 6 percent sequentially.

Maintenance revenue was a record high $205 million, an increase of 5 percent compared to the first quarter last year, and 4 percent sequentially.

Maintenance billings increased 7 percent compared to the first quarter last year, and decreased 8 percent sequentially.  Maintenance billings in the first quarter last year benefited from the one-time promotion noted above.  The sequential decrease is primarily due to typical seasonality.

Maintenance renewal and attach rates improved both year-over-year and sequentially and are now at or above pre-recession levels.

Revenue by Geography

Revenue by Geography (in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
EMEA	$199	$189	$183	$212	$215
Americas	$161	$168	$179	$193	$181
Asia Pacific	$115	$116	$115	$123	$132

Emerging Economies	$68	$71	$76	$85	$77
Emerging as a percentage of Total Revenue	14%	15%	16%	16%	15%

Revenue in EMEA was $215 million, an increase of 8 percent compared to the first quarter last year as reported and 10 percent on a constant currency basis.  The year-over-year growth rate is against a difficult compare, as EMEA generated the majority of the one-time revenue benefit noted in the first quarter last year.  EMEA revenue increased 1 percent sequentially as reported and was flat on a constant currency basis.

Revenue in the Americas was $181 million, an increase of 13 percent compared to the first quarter last year and a decrease of 6 percent sequentially.

Revenue in Asia Pacific was $132 million, an increase of 15 percent compared to the first quarter last year as reported and 11 percent on a constant currency basis.  Revenue in Asia Pacific increased 8 percent sequentially as reported and 7 percent on a constant currency basis.

Revenue from emerging economies was $77 million, an increase of 13 percent compared to the first quarter last year as reported and 13 percent on a constant currency basis.  Revenue from emerging economies decreased 9 percent sequentially as reported and 10 percent on a constant currency basis.

Revenue by Product Type

Revenue by Product Type	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Flagship	$295	$288	$288	$309	$325
Suites	$106	$109	$111	$129	$124
New and Adjacent	$74	$76	$78	$90	$79

1  Revenue by Product Type for periods prior to 1Q 2012 have been reclassified to conform with the current presentation.

As noted last quarter, we are introducing new classifications of our product categories in order to better capture the revenue results of our evolving product portfolio.  Autodesk will provide revenue results in the following product type categories – “Flagship,” “Suites,” and “New and Adjacent” products (see “Autodesk’s New Product Type Classification” later in this document for the makeup of these product classifications).

Revenue from Flagship products was $325 million, or 61 percent of total revenue, and increased 10 percent compared to the first quarter last year, and 5 percent sequentially.

Revenue from Suites was $124 million, or 23 percent of total revenue, and increased 17 percent compared to the first quarter last year, and decreased 4 percent sequentially.  Autodesk’s new family of design and creation suites was launched very late in the first quarter.  As such, Suites revenue and growth rate are comprised primarily of revenue from our pre-existing suite families, such as Inventor and Revit suites.  We anticipate introducing additional suites in the future which, when introduced, will be included in this “Suites” revenue metric.

Revenue from New and Adjacent products was $79 million, or 15 percent of total revenue, and increased 9 percent compared to the first quarter last year, and decreased 11 percent sequentially.

Revenue by Business Segment

Revenue by Segment (in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Platform Solutons and
Emerging Business	$184	$177	$174	$181	$211
Architecture, Engineering
and Construction	$137	$133	$136	$162	$141
Manufacturing	$108	$113	$117	$133	$123
Media and Entertainment	$46	$50	$50	$52	$53

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $211 million, an increase of 15 percent compared to the first quarter last year and 16 percent sequentially.  Growth was primarily driven by revenue from AutoCAD LT.  Revenue from PSEB suites grew 35 percent compared to the first quarter last year and 27 percent sequentially.  PSEB suites include educational suites and the newly launched Autodesk Design Suites.  Combined revenue from AutoCAD and AutoCAD LT was $193 million and grew 14 percent compared to the first quarter last year, and 18 percent sequentially.

Revenue from our Architecture, Engineering and Construction (AEC) business segment was $141 million, an increase of 3 percent compared to the first quarter last year, and a decline of 13 percent sequentially.  We experienced softness in our infrastructure business in the first quarter but we are looking forward to the introduction of our new Infrastructure Design Suites, which will launch in the second quarter of fiscal 2012.  Revenue from our AEC suites increased 25 percent compared to the first quarter last year and decreased 8 percent sequentially.  AEC suites include the Revit family products, as well as the Building Design Suites and Plant Design Suites, both of which launched in the first quarter of fiscal 2012.

Revenue from our Manufacturing business segment was $123 million, an increase of 14 percent compared to the first quarter last year, and a decline of 7 percent sequentially.  Revenue from our Manufacturing suites increased 10 percent compared to the first quarter last year and decreased 5 percent sequentially. Manufacturing suites include the Inventor family of products, as well as the Product Design Suites and Factory Design Suites, both of which launched in the first quarter of fiscal 2012.  As expected, revenue from newly acquired Blue Ridge Numerics did not contribute meaningfully to the results.

Revenue from our Media and Entertainment business segment was $53 million, an increase of 15 percent compared to the first quarter last year, and 3 percent sequentially.  Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites increased 19 percent compared to the first quarter last year and 9 percent sequentially.  Revenue from Creative Finishing increased 8 percent compared to the first quarter last year and declined 10 percent sequentially.  As expected, revenue from newly acquired Scaleform did not contribute meaningfully to the results.

Margins and EPS Review

Gross Margin	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Gross Margin - GAAP	89%	90%	90%	91%	90%
Gross Margin - Non-GAAP	91%	92%	92%	93%	91%

Operating Expenses (in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Operating Expenses - GAAP	$373	$345	$359	$408	$395
Operating Expenses - Non-GAAP	$336	$317	$337	$382	$364

Operating Margin	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Operating Margin - GAAP	11%	17%	15%	14%	15%
Operating Margin - Non-GAAP	20%	25%	21%	20%	23%

Earnings Per Share	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Diluted Net Income Per Share - GAAP	$0.16	$0.25	$0.23	$0.26	$0.29
Diluted Net Income Per Share - Non-GAAP	$0.29	$0.36	$0.32	$0.35	$0.40

GAAP gross margin in the first quarter was 90 percent.  Non-GAAP gross margin in the first quarter was 91 percent.  The sequential decrease in both GAAP and non-GAAP gross margins is primarily related to typical seasonality associated with fulfillment of subscription product.

GAAP operating margin was 15 percent, compared to 11 percent in the first quarter last year.  GAAP operating margin increased 1 percentage point sequentially.

Non-GAAP operating margin was 23 percent, a 3 percentage point increase compared to the first quarter last year, primarily benefiting from increased revenue.  Non-GAAP operating margin increased 3 percentage points sequentially driven primarily by seasonally lower operating expenses.

GAAP operating expenses increased 6 percent year-over-year and decreased 3 percent sequentially.  Non-GAAP operating expenses increased 8 percent year-over-year and decreased 5 percent sequentially.  The year-over-year increase in both GAAP and non-GAAP operating expenses is primarily related to higher employee related costs and professional fees.  The sequential decrease in both GAAP and non-GAAP operating expenses is primarily related to typical seasonality.

The first quarter effective tax rate was 18 percent for our GAAP results and 25 percent for our non-GAAP results.

Earnings per diluted share for the first quarter were $0.29 GAAP and $0.40 non-GAAP.

The share count used to compute basic net income per share was 228.2 million.  The share count used to compute diluted net income per share was 237.1 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar
Translation Relative to Foreign Currencies
Compared to Comparable Prior Year Period (in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
FX Impact on Total Net Revenue	$21	$5	$(4)	$(14)	$2
FX Impact on Cost of Revenue and Operating Expenses	$(11)	$0	$(1)	$0	$(10)
FX Impact on Operating Income	$10	$5	$(5)	$(14)	$(8)

Foreign currency impact includes the change in foreign currency rates on our financials.  The foreign currency impact to revenue also includes the impact from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program in the first quarter was $2 million favorable on revenue and $10 million unfavorable on cost of revenue and operating expenses.

Compared to the fourth quarter of fiscal 2011, the impact of foreign currency exchange rates and hedging was $3 million favorable on revenue and $5 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Cash Flow from Operating Activities	$139	$112	$114	$176	$128
Capital Expenditures	$6	$5	$7	$10	$23
Depreciation and Amortization	$27	$26	$27	$26	$25
Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,526
Days Sales Outstanding	42	44	46	55	47
Deferred Revenue	$544	$526	$507	$588	$622

Total cash and investments at the end of the first quarter were approximately $1.5 billion.

During the first quarter, Autodesk used $69 million to repurchase 1.7 million shares of common stock at an average price of $40.17 per share.

Cash flow from operating activities during the first quarter was $128 million, a decrease of 8 percent compared to the first quarter last year and 27 percent sequentially.  Cash flow from operations was lower on a year-over-year and sequential basis primarily related to the increased payment of variable compensation associated with the over performance in fiscal 2011.

Shippable backlog at the end of the first quarter was $25 million, an increase of $3 million compared to the first quarter last year and a decrease of $3 million sequentially.

Deferred revenue was a quarter-end record $622 million, an increase of 14 percent compared to the first quarter last year and 6 percent sequentially.  The year-over-year and sequential increase is primarily due to strong maintenance billings.

Total backlog at the end of the first quarter, including deferred revenue and shippable backlog orders was a quarter-end record $647 million, an increase of $82 million compared to the first quarter of last year and $32 million sequentially.

At the end of the first quarter, channel inventory was below two weeks.

Days sales outstanding was 47 days, an increase of 5 days compared to the first quarter last year and a decrease of 8 days sequentially.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

Second Quarter Fiscal 2012

1Q FY12 Guidance Metrics	2Q FY12 (ending July 31, 2011)
Revenue (in millions)	$530 to $545
EPS - GAAP	$0.25 to $0.29
EPS - Non-GAAP	$0.37 to $0.41

Non-GAAP earnings per diluted share for the second quarter of fiscal 2012 exclude $0.08 related to stock-based compensation expense, and $0.04 for amortization of acquisition related intangibles, net of tax.

A portion of the projected euro and yen denominated net revenue for our second quarter fiscal 2012 has been hedged, which should help reduce the impact of currency fluctuations on our second quarter results.  However, over an extended period of time currency fluctuations will increasingly impact our results.

Full Year Fiscal 2012
Net revenue for fiscal 2012 is expected to increase by approximately 12 percent compared to fiscal 2011.  Autodesk anticipates fiscal 2012 GAAP and non-GAAP operating margins to increase by at least 200 basis points compared to fiscal 2011.  Non-GAAP operating margin excludes 60 basis points of restructuring charges, 20 basis points of amortization of acquisition related intangibles, and negative 50 basis points of stock-based compensation expense.

Outlook assumes an effective tax rate of approximately 23 percent for GAAP results and approximately 25 percent for non-GAAP results.

Autodesk’s Foreign Currency Hedging Program

Given the recent foreign exchange volatility, we would like to continue to provide a brief summary of how we handle foreign currency exchange hedging.  A few points to call out include:

●
Autodesk does not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.
●
When we report results on a constant currency basis, we attempt to report the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses recorded within the current period.

Autodesk’s New Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.

“Flagship” includes the following products:

●	3ds Max
●	AutoCAD
●	AutoCAD LT
●	AutoCAD vertical products such as AutoCAD Mechanical and AutoCAD Architecture
●	Civil 3D
●	Inventor products (standalone)
●	Maya
●	Plant 3D
●	Revit products (standalone)

“Suites” include the following products classes:

●	Autodesk Design Suites
●	Building Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites

●	Factory Design Suites
●	Inventor family suites
●	Plant Design Suites
●	Product Design Suites
●	Revit family suites

“New and Adjacent” includes the following products and services:

●	Algor products
●	Alias Design products
●	Autodesk Consulting
●	Buzzsaw
●	Constructware
●	Consumer products
●	Creative Finishing products
●	Moldflow products
●	Navisworks
●	Vault products
●	All other products

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated market, maintenance billings, and revenue trends, cost savings, revenue performance (including by geography, product and product type), margin improvement, market and product positions, the impact of foreign exchange hedges and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, failure to successfully incorporate sales of products suites into our overall sales strategy, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to successfully expand adoption of our products unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2011, which is on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2011 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information(a)
Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528				$528
License and Other Revenue	$323				$323
Maintenance Revenue	$205				$205

GAAP Gross Margin	90%				90%
Non-GAAP Gross Margin (1)(2)	91%				91%

GAAP Operating Expenses	$395				$395
GAAP Operating Margin	15%				15%
GAAP Net Income	$69				$69
GAAP Diluted Net Income Per Share	$0.29				$0.29

Non-GAAP Operating Expenses (1)(3)	$364				$364
Non-GAAP Operating Margin (1)(4)	23%				23%
Non-GAAP Net Income (1)(5)	$94				$94
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.40				$0.40

Total Cash and Marketable Securities	$1,526				$1,526
Days Sales Outstanding	47				47
Capital Expenditures	$23				$23
Cash Flow from Operating Activities	$128				$128
GAAP Depreciation and Amortization	$25				$25

Deferred Maintenance Revenue Balance	$543				$543

Revenue by Geography (in millions):
Americas	$181				$181
Europe, Middle East and Africa	$215				$215
Asia Pacific	$132				$132

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211				$211
Architecture, Engineering and Construction	$141				$141
Manufacturing	$123				$123
Media and Entertainment	$53				$53

Other Revenue Statistics:
% of Total Rev from Flagship Revenue	61%				61%
% of Total Rev Suites Revenue	23%				23%
% of Total Rev New and Adjacent Revenue	15%				15%
% of Total Rev from AutoCAD and AutoCAD LT	37%				37%
% of Total Rev from Emerging Economies	15%				15%
Upgrade and Crossgrade Revenue (in millions)	$53				$53

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$2				$2
FX Impact on Cost of Revenue and Total Operating Expenses	$(10)				$(10)
FX Impact on Operating Income	$(8)				$(8)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199				$199
Architecture, Engineering and Construction	$128				$128
Manufacturing	$113				$113
Media and Entertainment	$43				$43
Unallocated amounts	$(9)				$(9)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5				230.5
Fully Diluted Weighted Average Shares Outstanding	237.1				237.1
Shares Repurchased	1.7				1.7

Installed Base Statistics:
Maintenance Installed Base	3,004,000				3,004,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Includes favorable (unfavorable) revenue impact from Autodesk's hedging program during the fiscal quarter.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall  understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%				90%
Stock-based compensation expense	0%				0%
Amortization of developed technology	1%				1%
Non-GAAP Gross Margin	91%				91%

(3) GAAP Operating Expenses	$395				$395
Stock-based compensation expense	(25)				(25)
Amortization of customer relationships and trade names	(7)				(7)
Non-GAAP Operating Expenses	$364				$364

(4) GAAP Operating Margin	15%				15%
Stock-based compensation expense	5%				5%
Amortization of developed technology	2%				2%
Amortization of customer relationships and trade names	1%				1%
Non-GAAP Operating Margin	23%				23%

(5) GAAP Net Income	$69				$69
Stock-based compensation expense	26				26
Amortization of developed technology	8				8
Amortization of customer relationships and trade names	7				7
Discrete GAAP tax provision items	(4)				(4)
Income tax effect of non-GAAP adjustments	(12)				(12)
Non-GAAP Net Income	$94				$94

(6) GAAP Diluted Net Income Per Share	$0.29				$0.29
Stock-based compensation expense	0.11				0.11
Amortization of developed technology	0.03				0.03
Amortization of customer relationships and trade names	0.03				0.03
Discrete GAAP tax provision items	(0.02)				(0.02)
Income tax effect of non-GAAP adjustments	(0.04)				(0.04)
Non-GAAP Diluted Net Income Per Share	$0.40				$0.40

Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477	$528	$1,952
License and Other Revenue	$280	$281	$282	$330	$1,172
Maintenance Revenue	$195	$192	$195	$198	$780

GAAP Gross Margin	89%	90%	90%	91%	90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%	93%	92%

GAAP Operating Expenses	$373	$345	$359	$408	$1,484
GAAP Operating Margin	11%	17%	15%	14%	14%
GAAP Net Income	$37	$60	$54	$62	$212
GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337	$382	$1,371
Non-GAAP Operating Margin (1)(4)	20%	25%	21%	20%	21%
Non-GAAP Net Income (1)(5)	$68	$85	$75	$83	$310
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.29	$0.36	$0.32	$0.35	$1.32

Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,467
Days Sales Outstanding	42	44	46	55	55
Capital Expenditures	$6	$5	$7	$10	$28
Cash Flow from Operating Activities	$139	$112	$114	$176	$541
GAAP Depreciation and Amortization	$27	$26	$27	$26	$105

Deferred Maintenance Revenue Balance	$492	$473	$450	$509	$509

Revenue by Geography (in millions):
Americas	$161	$168	$179	$193	$701
Europe, Middle East and Africa	$199	$189	$183	$212	$783
Asia Pacific	$115	$116	$115	$123	$468

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174	$181	$716
Architecture, Engineering and Construction	$137	$133	$136	$162	$568
Manufacturing	$108	$113	$117	$133	$470
Media and Entertainment	$46	$50	$50	$52	$198

Other Revenue Statistics:
% of Total Rev from Flagship Revenue (c)	62%	61%	60%	58%	60%
% of Total Rev Suites Revenue (c)	22%	23%	23%	25%	23%
% of Total Rev New and Adjacent Revenue (c)	15%	16%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%	31%	33%
% of Total Rev from Emerging Economies	14%	15%	16%	16%	15%
Upgrade and Crossgrade Revenue (in millions)	$51	$18	$32	$61	$162

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$21	$5	$(4)	$(14)	$8
FX Impact on Cost of Revenue and Total Operating Expenses	$(11)	$-	$(1)	$-	$(12)
FX Impact on Operating Income	$10	$5	$(5)	$(14)	$(4)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164	$173	$679
Architecture, Engineering and Construction	$123	$122	$124	$149	$518
Manufacturing	$100	$105	$110	$125	$439
Media and Entertainment	$36	$38	$39	$41	$154
Unallocated amounts	$(9)	$(9)	$(9)	$(9)	$(35)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.4	227.2	227.1	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	234.6	233.8	232.4	235.0	234.2
Shares Repurchased	2.0	2.5	2.5	2.0	9.0

Installed Base Statistics:
Maintenance Installed Base	2,383,000	2,631,000	2,813,000	2,936,000	2,936,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Includes favorable (unfavorable) revenue impact from Autodesk's hedging program during the fiscal quarter.
(c) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%	90%	91%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	92%	92%	93%	92%

(3) GAAP Operating Expenses	$373	$345	$359	$408	$1,484
Stock-based compensation expense	(24)	(20)	(16)	(18)	(78)
Amortization of customer relationships and trade names	(6)	(6)	(6)	(6)	(24)
Restructuring charges	(7)	(2)	-	(2)	(11)
Non-GAAP Operating Expenses	$336	$317	$337	$382	$1,371

(4) GAAP Operating Margin	11%	17%	15%	14%	14%
Stock-based compensation expense	5%	5%	3%	3%	4%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	1%	1%	1%	1%
Restructuring charges	1%	0%	0%	0%	0%
Non-GAAP Operating Margin	20%	25%	21%	20%	21%

(5) GAAP Net Income	$37	$60	$54	$62	$212
Stock-based compensation expense	24	21	17	18	80
Amortization of developed technology	8	8	8	8	32
Amortization of customer relationships and trade names	6	6	6	6	24
Restructuring charges	7	2	-	2	11
Discrete GAAP tax provision items (7)	(2)	-	-	(5)	(6)
Income tax effect of non-GAAP adjustments	(12)	(12)	(10)	(8)	(43)
Non-GAAP Net Income	$68	$85	$75	$83	$310

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90
Stock-based compensation expense	0.10	0.09	0.07	0.08	0.34
Amortization of developed technology	0.03	0.03	0.04	0.04	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.02	0.10
Restructuring charges	0.03	0.01	-	0.01	0.05
Discrete GAAP tax provision items (7)	(0.01)	-	-	(0.02)	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)	(0.04)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32	$0.35	$1.32

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.